Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

                           Votes withheld       Votes for
Liaquat Ahamed              55,511,831          1,928,831
Ravi Akhoury 		    55,538,167 		1,902,495
Barbara M. Baumann 	    55,796,892 		1,643,770
Jameson A. Baxter 	    55,808,512 		1,632,150
Charles B. Curtis 	    55,743,844		1,696,818
Robert J. Darretta 	    55,731,009 		1,709,653
Katinka Domotorffy 	    55,587,888		1,852,774
John A. Hill 		    55,805,275		1,635,387
Paul L. Joskow 		    55,807,596		1,633,067
Kenneth R. Leibler 	    55,768,192		1,672,470
Robert E. Patterson         55,779,277		1,661,385
George Putnam, III   	    55,730,564 		1,710,098
Robert L. Reynolds 	    55,796,756		1,643,906
W. Thomas Stephens 	    55,796,638		1,644,024

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:


Votes for   Votes against	 Abstentions	Broker non-votes
46,132,082	 1,213,335 	2,602,371 			7,492,873

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for   Votes against   Abstention    Broker non-votes
46,505,623 	1,122,183 	2,319,981			 7,492,875



All tabulations are rounded to the nearest whole number.